NEWS RELEASE

The Hartford Reports First Quarter 2014 Core Earnings Of $564 Million, Or $1.18 Per Diluted Share, And Net Income Of $495 Million, Or $1.03 Per Diluted Share

•	First quarter 2014 core earnings* rose 23% over first quarter 2013; core earnings per diluted share rose 27%

•	Net income of $495 million, or $1.03 per diluted share, improved significantly from net loss of $241 million, or $0.58 per diluted share, in first quarter 2013

•	Combined ratio improved 1.9 points excluding catastrophes, prior year development and a first quarter 2014 expense benefit for New York workers' compensation

•	Group Benefits achieved a 5.1% core earnings margin

•	Standard Commercial renewal written pricing increases remained strong at 7%

•	Announced agreement to sell Japan annuity company HLIKK to a subsidiary of ORIX Corporation, a Japanese diversified financial services company, for $895 million; sale expected to close in July 2014

•	Pro forma March 31, 2014 capital benefit from sale of HLIKK estimated at $1.4 billion; pro forma March 31, 2014 GAAP loss estimated at $675 million, after-tax

HARTFORD, Conn., April 28, 2014 – The Hartford (NYSE:HIG) reported core earnings of $564 million for the three months ended March 31, 2014 (first quarter 2014), up 23% from $457 million in first quarter 2013, reflecting improved results in all of the company's business segments. Core earnings per diluted share rose 27% to $1.18 from $0.93 in first quarter 2013, reflecting the growth in core earnings and the accretive impact of share repurchases over the past 12 months.

First quarter 2014 net income totaled $495 million, or $1.03 per diluted share, compared with a first quarter 2013 net loss of $241 million, or $0.58 per diluted share. First quarter 2014 net income includes $70 million of net realized capital losses, after-tax and deferred acquisition costs (DAC), excluded from core earnings compared with a first quarter 2013 net capital gain of $19 million, after-tax and DAC, excluded from core earnings. First quarter 2013 net loss also included an unlock charge of $541 million, after-tax, and a $138 million after-tax charge for extinguishment of debt.
*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

“The Hartford’s first quarter earnings were outstanding, reflecting the strong fundamentals of the P&C, Group Benefits and Mutual Funds businesses,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “Despite the challenging winter weather, each business segment delivered core earnings growth over the prior year. Margins are improving and premiums are growing in P&C, while Group Benefits has achieved a substantial turnaround and Mutual Funds reported positive net flows.

“This morning’s announcement on our agreement to sell the Japan annuity company marks an important turning point for The Hartford. The transaction will materially reduce The Hartford’s risk profile at attractive economics, and positions us to create even greater value for shareholders. We are very pleased with The Hartford’s transformation, and remain focused on continuing to drive profitable growth in our businesses,” added McGee.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change[2]
Core earnings (loss):
P&C Commercial	$264	$224	18%
Consumer Markets	$101	$73	38%
P&C Other Operations	$21	$21	—%
Property & Casualty (Combined)	$386	$318	21%
Group Benefits	$45	$30	50%
Mutual Funds	$21	$20	5%
Sub-total	$452	$368	23%
Talcott Resolution	$175	$162	8%
Corporate	($63)	($73)	14%
Core earnings	$564	$457	23%
Net income (loss)	$495	($241)	NM
Net income (loss) available to common shareholders per diluted share[1]	$1.03	$(0.58)	NM
Weighted average diluted common shares outstanding	478.6	493.1	(3)%
Core earnings available to common shareholders per diluted share[1]	$1.18	$0.93	27%

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

First quarter 2014 financial results included the following items that had a favorable $58 million, after-tax, or $0.12 per diluted share, impact on both net income and core earnings compared with items that increased net income and core earnings by a total of $27 million, after-tax, or $0.05 per diluted share, in first quarter 2013:

•
Catastrophe losses in first quarter 2014 were approximately equal to the company's $57 million, after-tax, outlook but were higher than first quarter 2013 catastrophe losses of $21 million, after-tax, which were $36 million lower than the company's outlook;

•
Favorable P&C (Combined) prior year loss and loss adjustment expense reserve development (PYD) of $26 million, after-tax, or $0.05 per diluted share, compared with first quarter 2013 unfavorable PYD of $9 million, after-tax, or $0.02 per diluted share; and

•
A reduction in the estimated liability for New York State Workers’ Compensation Board assessments (NY Assessments) of $32 million, after-tax, or $0.07 per diluted share, due to a change in legislation effective Jan. 1, 2014.

PROPERTY & CASUALTY (COMBINED)
First Quarter 2014 Highlights:

•	Written premiums grew 3% over first quarter 2013

•	Combined ratio, before catastrophes and PYD, of 87.9

•	Core earnings rose 21% to $386 million compared with $318 million in first quarter 2013

PROPERTY & CASUALTY (COMBINED)
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Written premiums	$2,597	$2,523	3%
Underwriting gain*	$253	$154	64%
PYD, before tax	$(40)	$14	NM
Current accident year catastrophe losses, before tax	$86	$32	169%
Expense ratio	26.0	28.2	2.2
Combined ratio	89.8	93.6	3.8
Combined ratio before catastrophes and PYD*	87.9	91.8	3.9
Investment income	$326	$312	4%
Core earnings	$386	$318	21%
Net income	$363	$351	3%
Note: Underwriting gain, expense ratio, combined ratio and combined ratio before catastrophes and PYD, core earnings and net income include a $49 million, before tax ($32 million, after-tax), benefit, or 2.0 points on the expense and combined ratios, related to NY Assessments in the three months ended March 31, 2014.

First quarter 2014 written premiums increased 3% over the prior year period, comprised of 1% growth in P&C Commercial and 6% growth in Consumer Markets.

First quarter 2014 underwriting gain was $253 million, up 64% from an underwriting gain of $154 million in first quarter 2013 as a result of improved current accident year results and favorable PYD, partially offset by higher catastrophe losses. First quarter 2014 underwriting gain also included a $49 million, before tax ($32 million, after-tax), benefit, or 2.0 points on the combined ratio, related to NY Assessments. Including this benefit, the combined ratio for first quarter 2014 improved 3.8 points to 89.8 compared with 93.6 in first quarter 2013.

Catastrophe losses totaled $86 million, before tax, in first quarter 2014, approximately equal to the company's $87 million outlook, but increased substantially, largely from prior year catastrophes, from first quarter 2013 catastrophe losses of $32 million, before tax. Favorable PYD totaled $40 million, before tax, in first quarter 2014, compared with an unfavorable $14 million, before tax, in first quarter 2013.

The first quarter 2014 P&C (Combined) combined ratio, before catastrophes, PYD and the 2.0 point benefit related to NY Assessments, improved 1.9 points to 87.9 compared with 91.8 in first quarter 2013. This improvement reflects better results in both P&C Commercial and Consumer Markets.

First quarter 2014 P&C (Combined) core earnings were $386 million, an increase of 21% from $318 million in first quarter 2013, largely due to improved underwriting results. First quarter 2014 net income was $363 million compared with $351 million in first quarter 2013, as improved underwriting results were reduced by net realized capital losses not included in core earnings of $23 million, after-tax, in first quarter 2014, compared with net realized capital gains not included in core earnings of $33 million, after-tax, in first quarter 2013.

P&C Commercial
First Quarter 2014 Highlights:

•	Written premiums grew 1%, driven by growth of 3% in Small Commercial and 4% in Middle Market

•	Standard Commercial renewal written pricing increases remained strong, averaging 7% in first quarter 2014

•	Combined ratio, before catastrophes and PYD, of 87.7

P&C COMMERCIAL
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Written premiums	$1,669	$1,645	1%
Underwriting gain	$136	$91	49%
Combined ratio	91.2	94.0	2.8
Combined ratio before catastrophes and PYD	87.7	93.1	5.4
Small Commercial	83.7	89.2	5.5
Middle Market	90.1	95.8	5.7
Specialty	94.7	98.9	4.2
Standard Commercial renewal written pricing increases	7%	8%	(1.0)
Note: Expense ratio includes favorable 3.2 points related to NY Assessments in the three months ended March 31, 2014

First quarter 2014 written premiums grew 1% to $1,669 million from $1,645 million in first quarter 2013 as a result of 3% growth in Small Commercial and 4% growth in Middle Market, offset by an 8% reduction in Specialty Commercial. Written premium growth resulted from rate increases and higher retention in Small Commercial and Middle Market and stronger new business production in Middle Market. The reduction in Specialty Commercial written premiums was due to 2013 underwriting initiatives in the Programs line, where premiums declined 43% due to the company's exit from transportation programs. Excluding Programs, Specialty Commercial written premiums grew 16% driven by growth in National Accounts.

Renewal written pricing increases in Standard Commercial, which is comprised of Small Commercial and Middle Market, remained strong at 7% and above loss cost inflation trends in first quarter 2014 and included price increases in all business lines. Renewal written pricing increases averaged 7% and 6% in Small Commercial and Middle Market, respectively.

New business premium for Small Commercial was essentially flat with first quarter 2013 at $131 million, while Middle Market new business premium rose 14% to $111 million from first quarter 2013. Policy count retention in Small Commercial was 83% in first quarter 2014, up one point from 82% in first quarter 2013. Middle Market policy count retention for first quarter 2014 was 81%, up 4 points from 77% in first quarter 2013.

P&C Commercial underwriting gain was $136 million in first quarter 2014 versus an underwriting gain of $91 million in first quarter 2013 due to the NY Assessments expense benefit and improved current accident year results, partially offset by higher catastrophe losses. The first quarter 2014 combined ratio, before catastrophes and PYD, improved 5.4 points to 87.7 in first quarter 2014 compared with 93.1 in first quarter 2013. The improvement was driven by a 2.2 point improvement in underwriting results driven by Small Commercial and Middle Market and a 3.2 point expense benefit related to NY Assessments.

The first quarter 2014 combined ratio of 91.2 was up slightly over first quarter 2013 excluding the NY Assessments, largely due to increased catastrophes that were partially offset by favorable PYD in first quarter 2014. First quarter 2014 catastrophe losses totaled $60 million, before tax, compared with $6 million, before tax, in first quarter 2013. Favorable PYD totaled $7 million, before tax, in first quarter 2014 compared with unfavorable PYD of $8 million, before tax, in first quarter 2013.

Consumer Markets
First Quarter 2014 Highlights:

•	Written premiums rose 6% over first quarter 2013

•	New business premium increased 16% year over year, driven by auto

•	Combined ratio improved to 86.5 compared with 92.0 in first quarter 2013

CONSUMER MARKETS
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Written premiums	$927	$878	6%
Underwriting gain	$125	$72	74%
Combined ratio	86.5	92.0	5.5
Combined ratio before catastrophes and PYD	87.4	88.6	1.2

First quarter 2014 written premiums in Consumer Markets rose 6% from first quarter 2013 as a result of strong new business premium growth, improved policy retention, and sustained renewal written price increases. New business premium in first quarter 2014 totaled $136 million, 16% higher than first quarter 2013 new business premium of $117 million due to strong auto new business growth across all channels, but particularly in AARP Agency and Other Agency. First quarter 2014 premium retention for auto improved 1 point to 89% and homeowners increased by 1 point to 93%. First quarter 2014 renewal written price increases averaged 5% in auto and 8% in homeowners, compared with 5% and 6%, respectively, in first quarter 2013.

Consumer Markets recorded an underwriting gain of $125 million in first quarter 2014 compared with an underwriting gain of $72 million in first quarter 2013. First quarter 2014 combined ratio was 86.5, 5.5 points better than first quarter 2013 combined ratio of 92.0, primarily due to an improved expense ratio and favorable PYD. Catastrophe losses totaled $26 million, before tax, in first quarter 2014, flat with first quarter 2013. Favorable PYD in first quarter 2014 totaled $34 million, before tax, and was due to favorable development on prior year catastrophes and homeowners, compared with unfavorable PYD of $4 million, before tax, in first quarter 2013.

Before catastrophes and PYD, first quarter 2014 combined ratio improved 1.2 points to 87.4 from 88.6 in first quarter 2013 due to a lower expense ratio as a result of higher earned premiums and reduced marketing spending. The first quarter 2014 current accident year loss ratio of 63.6 deteriorated modestly from 63.4 in first quarter 2013, primarily driven by adverse winter weather in January and February.

P&C Other Operations

First quarter 2014 underwriting loss was $8 million compared with $9 million in first quarter 2013. First quarter 2014 results included unfavorable PYD of $1 million, before tax, while first quarter 2013 had unfavorable PYD of $2 million, before tax.

GROUP BENEFITS
First Quarter 2014 Highlights:

•	Core earnings of $45 million, up 50% from first quarter 2013, due primarily to improved group long-term disability results

•	After-tax core earnings margin improved to 5.1% compared with 3.2% in first quarter 2013

•	Loss ratio improved 2.9 points from first quarter 2013 to 74.5%

GROUP BENEFITS
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Fully insured premiums¹	$776	$812	(4%)
Loss ratio	74.5%	77.4%	2.9
Core earnings	$45	$30	50%
After-tax core earnings margin	5.1%	3.2%	1.9
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents

First quarter 2014 Group Benefits core earnings totaled $45 million, a 50% increase from $30 million in first quarter 2013, primarily due to improved group long-term disability resulting from improved long-term disability incidence trends, continued strong long-term disability recoveries and improved pricing. Net income in first quarter 2014 totaled $51 million, up 21% from $42 million in first quarter 2013, reflecting higher core earnings, partially offset by lower net realized capital gains excluded from core earnings of $6 million, after-tax, in first quarter 2014 compared with $12 million, after-tax, in first quarter 2013.

The loss ratio of 74.5% in first quarter 2014 improved by 2.9 points from 77.4% in first quarter 2013 due to improved group long-term disability results. The group disability loss ratio, which combines both short-term and long-term disability results, improved by 7.5 points to 82.4% from 89.9% in first quarter 2013. As a result of improved loss trends, the after-tax core earnings margin rose to 5.1% from 3.2% in first quarter 2013.

In first quarter 2014, fully insured ongoing premiums were $776 million, down 4% from first quarter 2013. The reduction in premiums was primarily due to continued management actions related to the Association-Financial Institutions block of business. Excluding this block of business, fully insured Group Benefits premiums declined 1% from first quarter 2013.

MUTUAL FUNDS
First Quarter 2014 Highlights:

•	Retail and retirement mutual fund (Mutual Funds) net flows of $18 million were positive for the first time since first quarter 2011
•Core earnings were $21 million, up 5% from first quarter 2013

•	Total Mutual Funds assets under management (AUM) of $73.3 billion at March 31, 2014, an 11% increase from March 31, 2013

MUTUAL FUNDS
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Core earnings	$21	$20	5%
Total Mutual Funds sales	$3,692	$4,104	(10%)
Total Mutual Funds net flows	$18	$(498)	NM
Total Mutual Funds AUM	$73,346	$65,808	11%
Average Mutual Funds AUM	$72,132	$63,710	13%
Annuity AUM	$24,957	$26,628	(6%)
Total AUM	$98,303	$92,436	6%
Average AUM	$97,519	$90,042	8%

First quarter 2014 Mutual Funds net flows totaled $18 million, the first positive quarter since first quarter 2011, compared with net outflows of $498 million in first quarter 2013. The improvement in net flows reflects a 9 point improvement in the annualized redemption rate (gross redemptions divided by beginning of period AUM) from 30% in first quarter 2013 to 21% in first quarter 2014. Mutual Funds sales totaled $3.7 billion, down 10% from first quarter 2013, due to lower sales of fixed income retail mutual funds.

Total core earnings for the Mutual Funds segment rose 5% to $21 million in first quarter 2014 compared with $20 million in first quarter 2013. First quarter 2014 net income was $21 million, up 17% from $18 million in first quarter 2013. Core earnings and net income grew as a result of increased revenue from higher average AUM reflecting improved net flows and higher equity capital market levels. Core earnings for Mutual Funds increased, partially offset by lower core earnings from annuity mutual funds (Annuity) that are associated with the company's run-off U.S. VA block.

Total AUM rose 6% to $98.3 billion at March 31, 2014 from $92.4 billion at March 31, 2013 due to 11% growth in Mutual Funds AUM during that time period, partially offset by a 6% decline in Annuity AUM, reflecting the run-off of that block of business.

TALCOTT RESOLUTION
First Quarter 2014 Highlights:

•	Announced agreement to sell Japan annuity business for $895 million; expected to close in July 2014

•	Transaction will permanently eliminate The Hartford's Japan variable annuity (VA) risk

•	U.S. VA policy counts declined 3% from Dec. 31, 2013 while annualized full surrender rate was 12% during first quarter 2014

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Core earnings	$175	$162	8%
Net income (loss)	$145	$(294)	NM
U.S. VA annualized full surrender rate[1]	12.3%	14.5%	(2.2)
Japan VA annualized full surrender rate[1]	38.1%	9.6%	28.5
U.S. VA account value	$59,547	$65,500	(9%)
Japan VA account value	$17,800	$26,934	(34%)
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals and lump sum elections at annuitization

First Quarter 2014 Results

Talcott Resolution first quarter 2014 core earnings were $175 million, an 8% increase over $162 million in first quarter 2013 due to higher limited partnerships and other alternative investment income, lower DAC amortization and lower costs from the Enhanced Surrender Value (ESV) program that, in total, more than offset the decline in fee income due to VA surrender activity over the past 12 months. First quarter 2013 core earnings included $25 million, after-tax, of costs for the company's ESV program, while first quarter 2014 results did not include material ESV program costs.

Net income for Talcott Resolution in first quarter 2014 totaled $145 million compared with a net loss of $294 million in first quarter 2013, which included a $541 million, after-tax, charge, primarily driven by the write-off of Japan VA DAC as a result of expanded hedging programs during that quarter. First quarter 2014 net income included net realized capital losses excluded from core earnings of $44 million, after-tax and DAC, partially offset by an unlock benefit of $14 million, after-tax. First quarter 2013 net loss included a DAC unlock charge of $541 million, after-tax, net realized capital gains excluded from core earnings of $43 million, after-tax, and a net reinsurance gain on disposition of $44 million, after-tax, related to the sale of the Retirement Plans business in January 2013.

Primarily as a result of surrender activity, U.S. VA account values declined 4% to $59.5 billion from $61.8 billion at Dec. 31, 2013. U.S. VA policy counts as of March 31, 2014 declined 3% from Dec. 31, 2013, a permanent reduction in risk. In first quarter 2014, the U.S. VA annualized full surrender rate was 12.3%, including 1.1 points from the ESV program, compared with 14.5% in first quarter 2013, which included 3.5 points from the ESV program. Surrenders, excluding the impact of the ESV program, were up slightly from first quarter 2013 due to the moneyness and aging of the U.S. VA block. At March 31, 2014, only 6% of contracts with living benefit guarantees were in-the-money; the average moneyness of these contracts was 12% as of March 31, 2014.

Due largely to first quarter 2014 surrenders and lump sum annuitization withdrawals, Japan VA account values declined by 12% to $17.8 billion at March 31, 2014 from $20.1 billion at Dec. 31, 2013, while Japan VA policy counts as of March 31, 2014 declined 11% from Dec. 31, 2013, a permanent reduction in risk. The Japan VA annualized full surrender rate, which does not include lump sum withdrawals by policyholders that have reached annuitization eligibility, was 38.1% in first quarter 2014, up from 9.6% in first quarter 2013. The increase in the Japan VA surrender rate was due both to the improved moneyness level and the aging of the block. At March 31, 2014 approximately 26% of the contracts with living benefit guarantees, including guaranteed minimum income benefits, were in-the-money; the average moneyness of these contracts was only 4% at March 31, 2014.

Announcement of Agreement to Sell Japan Annuity Business

Earlier today, The Hartford announced that the agreement to sell Hartford Life Insurance K.K. (HLIKK), its Japan annuity company, for $895 million to a subsidiary of ORIX Corporation (NYSE: IX), a diversified Japanese financial services company. Closing of the sale which is expected in July, is subject to satisfaction or waiver of customary conditions, including regulatory approvals from the Japan Financial Services Agency and other regulators and other terms and conditions, as described in the purchase agreement in the company's 8-K filing with the SEC.

Concurrent with closing, all reinsurance agreements between HLIKK and The Hartford's U.S. life insurance subsidiaries will terminate, with the exception of an agreement covering about $1.1 billion of fixed payout annuities related to the 3Win product written by HLIKK.

The Company estimates that the March 31, 2014 pro forma effect of the sale is a GAAP loss of approximately $675 million, after-tax, and a statutory surplus loss of approximately $275 million, after-tax, in its U.S. life subsidiaries. The expected loss on sale and the results of operations of HLIKK prior to closing of the transaction will be reported as discontinued operations beginning in the second quarter of 2014. As discontinued operations, the results of operations of HLIKK will be excluded from income from continuing operations and from core earnings for all periods presented in the financial statements.

The Company estimates a March 31, 2014 pro forma capital benefit from the transaction of approximately $1.4 billion, including the net sales proceeds of approximately $860 million, after-tax, and an estimated reduction in capital required in the Company’s U.S. life insurance subsidiaries of approximately $540 million due to the termination of certain reinsurance agreements with those subsidiaries supporting the Japan annuity business.

The purchase price is subject to potential upward or downward adjustment at the closing based on changes in the adjusted net worth of HLIKK and changes in the value of the in-force variable annuity business of HLIKK from a reference date of Dec. 31, 2013 through the date of closing.

The estimated March 31, 2014 GAAP loss, statutory surplus loss and total capital benefit from the sale will be impacted by any adjustments to the purchase price, offset by any gains or losses in the Company’s Japan VA hedging program. While the Company’s Japan VA hedging program is designed to largely offset the effect of the purchase price adjustment on the estimated capital benefit, gains or losses from the hedging program could differ materially from the purchase price adjustment. Under such circumstances, the total capital benefit of the transaction at closing and the estimated GAAP loss and statutory surplus loss could differ materially from the estimates set forth above.

CORPORATE

First quarter 2014 Corporate core losses totaled $63 million, versus core losses of $73 million in first quarter 2013. The Corporate net loss totaled $85 million in first quarter 2014 compared with a net loss of $358 million in first quarter 2013. The net loss in first quarter 2013 included a $138 million charge, after-tax, for the early extinguishment of debt and a $69 million loss on disposition, after-tax, due to a reduction in goodwill related to the sale of the Retirement Plans business in January 2013. The improvement in core losses was principally due to lower interest expense as a result of debt repayments during 2013. Interest expense decreased from $107 million, before tax, in first quarter 2013 to $95 million, before tax, in first quarter 2014.

INVESTMENTS
First Quarter 2014 Highlights:

•	Annualized investment yield of 4.4%, before tax, higher than first quarter 2013

•	Annualized investment yield, excluding limited partnerships and other alternative investments, before tax, was 4.0%, down from 4.1% in first quarter 2013

•	Net impairment losses, including mortgage loan loss reserves, totaled $22 million, before tax

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	Mar. 31 2014	Mar. 31 2013	Change
Net investment income, excluding trading securities	$836	$856	(2%)
Net impairment losses including mortgage loan loss reserves	($22)	($21)	(5%)
Annualized investment yield[1]	4.4%	4.3%	0.1
Annualized investment yield on limited partnership and other alternative investments	13.0%	8.8%	4.2
Annualized investment yield, excluding limited partnerships and other alternative investments	4.0%	4.1%	(0.1)

[1] Yields, before tax, calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, and repurchase agreement collateral.

First quarter 2014 net investment income, excluding trading securities associated with the company's Japan VA business, totaled $836 million, before tax, a 2% decrease from first quarter 2013. The decrease in net investment income was largely due to a reduced level of invested assets, primarily in Talcott Resolution, and lower income from repurchase agreements, compared with first quarter 2013.

Annualized investment yield, before tax, including investment income on limited partnerships and other alternative investments, was 4.4% in first quarter 2014, slightly higher than first quarter 2013. Limited partnerships and other alternative investments generated income of $97 million, before tax, for an annualized return of 13% in first quarter 2014 compared with first quarter 2013 investment income of $66 million, before tax, or 9%. First quarter 2014 annualized investment yield, before tax, excluding limited partnerships and other alternative investments, decreased to 4.0%, compared with 4.1% in first quarter 2013. The reduction in annualized investment yield from first quarter 2013 was primarily due to reduced income from repurchase agreements compared with first quarter 2013.

First quarter 2014 new money yields of 3.9% approximated the yield on securities that matured or were sold during the quarter. The duration of the general account portfolio, excluding certain assets related to hedging the VA business, was 5.0 years at March 31, 2014, shorter than the duration of 5.3 years at Dec. 31, 2013.

The credit performance of the company's general account assets remains strong. Net impairment losses in first quarter 2014, including the change in mortgage loan loss reserves, totaled $22 million, before tax, compared with $21 million, before tax, in first quarter 2013.

The fair value of total invested assets, excluding trading securities associated with the company's Japan VA business, was $79.7 billion as of March 31, 2014 compared with $78.7 billion at Dec. 31, 2013, a slight increase principally due to lower market interest rates and credit spread tightening as of March 31, 2014 compared with Dec. 31, 2013. This also impacted net unrealized gains on available-for-sale securities, which rose to $2.9 billion, before tax, as of March 31, 2014, up from $1.7 billion, before tax, as of Dec. 31, 2013.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Mar. 31 2014	Dec. 31 2013
Stockholders' equity	$19,774	$18,905
Stockholders' equity (ex. AOCI)¹	$19,115	$18,984
Book value per diluted share	$41.56	$39.14
Book value per diluted share (ex. AOCI)*	$40.17	$39.30
[1] Accumulated other comprehensive income (AOCI)

The Hartford’s stockholders’ equity was $19.8 billion as of March 31, 2014, an increase of $0.9 billion, or 5%, from $18.9 billion as of Dec. 31, 2013, principally due to first quarter 2014 net income of $495 million and the impact of lower interest rates at March 31, 2014 on AOCI. March 31, 2014 shareholders' equity includes first quarter 2014 share repurchases totaling $300 million and common dividends of $67 million.

During first quarter 2014, the company repurchased 8.8 million common shares, which contributed to the reduction in outstanding and dilutive potential common shares from 483.0 million at Dec. 31, 2013 to 475.8 million at March 31, 2014. Under the capital management plan announced in February 2014, the company has $2 billion of equity repurchase authorization through Dec. 31, 2015. As of April 23, 2014, the company has repurchased equity totaling $600 million under this program, including $300 million in first quarter 2014 and $300 million since April 1, 2014.

Book value per diluted common share was $41.56 as of March 31, 2014, an increase of 6% compared with $39.14 as of Dec. 31, 2013. Excluding AOCI, book value per diluted common share* increased 2% to $40.17 as of March 31, 2014, compared with $39.30 as of Dec. 31, 2013.

CONFERENCE CALL

The Hartford will discuss its first quarter 2014 financial results in a webcast on Tuesday, April 29, 2014 at 9 a.m. EDT. The webcast, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on April 29, 2014.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2014, which is available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Mar. 31, 2014
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,469	$784	$—	$48	$—	$3,301
Fee income	—	15	174	429	3	621
Net investment income (loss)
Securities available-for-sale and other	326	96	—	412	2	836
Equity securities, trading [1]	—	—	—	(236)	—	(236)
Total net investment income	326	96	—	176	2	600
Other revenues	25	—	—	—	—	25
Net realized capital gains (losses)	(37)	8	—	(48)	(9)	(86)
Total revenues	2,783	903	174	605	(4)	4,461
Benefits, losses, and loss adjustment expenses	1,570	597	—	437	—	2,604
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	(236)	—	(236)
Amortization of deferred policy acquisition costs	311	9	9	67	—	396
Insurance operating costs and other expenses	396	228	132	159	12	927
Interest expense	—	—	—	—	95	95
Restructuring and other costs	—	—	—	—	20	20
Total benefits and expenses	2,277	834	141	427	127	3,806
Income (loss) before income taxes	506	69	33	178	(131)	655
Income tax expense (benefit)	143	18	12	33	(46)	160
Net income (loss)	363	51	21	145	(85)	495
Less: Unlock benefit, after-tax	—	—	—	14	—	14
Less: Restructuring and other costs, after-tax	—	—	—	—	(13)	(13)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(23)	6	—	(44)	(9)	(70)
Core earnings (losses)	$386	$45	$21	$175	$(63)	$564

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Mar. 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,425	$812	$—	$15	$—	$3,252
Fee income	—	14	160	503	3	680
Net investment income (loss)
Securities available-for-sale and other	312	97	—	434	13	856
Equity securities, trading [1]	—	—	—	2,562	—	2,562
Total net investment income (loss)	312	97	—	2,996	13	3,418
Other revenues	68	—	—	—	—	68
Net realized capital gains	51	18	—	1,633	(96)	1,606
Total revenues	2,856	941	160	5,147	(80)	9,024
Benefits, losses, and loss adjustment expenses	1,582	639	—	443	—	2,664
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	2,562	—	2,562
Amortization of deferred policy acquisition costs	310	8	9	1,009	—	1,336
Insurance operating costs and other expenses	471	240	122	128	26	987
Loss on extinguishment of debt	—	—	—	—	213	213
Reinsurance loss on dispositions	—	—	—	1,505	69	1,574
Interest expense	—	—	—	—	107	107
Restructuring and other costs	—	—	1	1	16	18
Total benefits and expenses	2,363	887	132	5,648	431	9,461
Income (loss) from continuing operations before income taxes	493	54	28	(501)	(511)	(437)
Income tax expense (benefit)	142	12	10	(208)	(153)	(197)
Income (loss) from continuing operations	351	42	18	(293)	(358)	(240)
Loss from discontinued operations, after-tax	—	—	—	(1)	—	(1)
Net income (loss)	351	42	18	(294)	(358)	(241)
Less: Unlock benefit, after-tax	—	—	—	(541)	—	(541)
Less: Restructuring and other costs, after-tax	—	—	(1)	(1)	(10)	(12)
Less: Loss from discontinued operations, after-tax	—	—	—	(1)	—	(1)
Less: Loss on extinguishment of debt, after-tax	—	—	—	—	(138)	(138)
Less: Net reinsurance loss on dispositions, after-tax				44	(69)	(25)
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	33	12	(1)	43	(68)	19
Core earnings (losses)	$318	$30	$20	$162	$(73)	$457

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	Mar. 31 2014	Mar. 31 2013	Change
Core earnings (losses):
P&C Commercial	$264	$224	18%
Consumer Markets	101	73	38%
P&C Other Operations	21	21	—%
Property & Casualty Combined	386	318	21%
Group Benefits	45	30	50%
Mutual Funds	21	20	5%
Sub-total	452	368	23%
Talcott Resolution	175	162	8%
Corporate	(63)	(73)	(14)%
CONSOLIDATED CORE EARNINGS	564	457	23%
Add: Unlock benefit (charge), after-tax	14	(541)	NM
Add: Restructuring and other costs, after-tax	(13)	(12)	8%
Add: Income (loss) from discontinued operations, after-tax	—	(1)	100%
Add: Loss on extinguishment of debt, after-tax	—	(138)	100%
Add: Net reinsurance loss on dispositions, after-tax	—	(25)	100%
Add: Net realized capital losses, after-tax and DAC, excluded from core earnings	(70)	19	NM
Net income (loss)	$495	$(241)	NM
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders and assumed conversion of preferred shares	$1.18	$0.93	27%
Add: Unlock benefit (charge), after-tax	0.03	(1.15)	NM
Add: Restructuring and other costs, after-tax	(0.03)	(0.03)	—%
Add: Income (loss) from discontinued operations, after-tax	—	(0.01)	100%
Add: Loss on extinguishment of debt, after-tax	—	(0.29)	100%
Add: Net reinsurance loss on dispositions, after-tax	—	(0.05)	100%
Add: Net realized capital losses, after-tax and DAC, excluded from core earnings	(0.15)	—	100%
Less: Assumed conversion of preferred dividends	—	(0.02)	100%
Net income (loss) available to common shareholders	$1.03	$(0.58)	NM
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2014, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Mar. 31 2014	Dec. 31 2013	Change
Book value per diluted common share, including AOCI	$41.56	$39.14	6%
Less: Per diluted share impact of AOCI	$1.39	$(0.16)	NM
Book value per diluted common share, excluding AOCI	$40.17	$39.30	2%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD is provided in the table below.

	Three Months Ended
	Mar. 31 2014	Mar. 31 2013
P&C Commercial
Combined ratio	91.2	94.0
Catastrophe ratio	3.1	0.4
Non-catastrophe PYD	0.3	0.5
Combined ratio, excl. catastrophes and PYD	87.7	93.1

Consumer Markets
Combined ratio	86.5	92.0
Catastrophe ratio	0.5	3.1
Non-catastrophe PYD	(1.4)	0.2
Combined ratio, excl. catastrophes and PYD	87.4	88.6

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended March 31, 2014 and 2013, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2014.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended March 31, 2014 and 2013 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended March 31, 2014 and 2013, is set forth below.

	Three Months Ended
	Mar. 31 2014	Mar. 31 2013
P&C Commercial
Net income	$242	$253
Less: Net realized capital gains (losses)	(32)	43
Add: Income tax expense	90	99
Less: Net servicing income	3	6
Less: Other income	(31)	(28)
Less: Net investment income	256	240
Underwriting gain	$136	$91

Consumer Markets
Net income	$99	$77
Less: Net realized capital gains	(5)	7
Add: Income tax expense	48	36
Less: Net servicing income	—	9
Less: Other income	(8)	(12)
Less: Net investment income	35	37
Underwriting gain	$125	$72

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: risks that the total capital benefit of the Hartford Life Insurance KK transaction and the U.S. GAAP after-tax loss and statutory surplus loss at closing could differ materially from estimates; challenges related to the company's current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with the strategic realignment of our business to focus on our property and casualty, group benefits and mutual fund businesses; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our statutory and U.S. GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.